Exhibit 99.1

Jake Elguicze
Treasurer and Vice President of Investor Relations
610-948-2836

FOR IMMEDIATE RELEASE      July 28, 2016

TELEFLEX REPORTS SECOND QUARTER 2016 RESULTS

Second Quarter Revenues of $473.6 million, Up 4.8% Versus Prior Year Period; Up 5.0% on Constant Currency Basis

Second Quarter GAAP Diluted EPS of $1.25, Up 34.4% Over the Prior Year Period

Second Quarter Adjusted Diluted EPS of $1.89, up 33.1%

Reaffirmed 2016 Guidance Ranges for As-Reported Revenue Growth of 3.0% to 4.0% and Constant Currency Revenue Growth of 5.0% to 6.0%

Raised 2016 Guidance Range for GAAP Diluted EPS from $5.32 to $5.37 to $5.34 to $5.41

Raised 2016 Guidance Range for Adjusted Diluted EPS from $7.10 to $7.25 to $7.20 to $7.32

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the second quarter ended June 26, 2016.

Second quarter 2016 net revenues were $473.6 million, an increase of 4.8% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2016 net revenues increased 5.0% over the year ago period.

Second quarter 2016 GAAP diluted earnings per share from continuing operations increased 34.4% to $1.25, as compared to $0.93 in the prior year period. Second quarter 2016 adjusted diluted earnings per share from continuing operations increased 33.1% to $1.89, compared to $1.42 in the prior year period.

“As we anticipated, Teleflex's second quarter GAAP and constant currency revenue growth reflected improving trends on both a year-over-year and sequential basis, led by our key North American strategic business units,” said Benson Smith, Chairman and Chief Executive Officer. “The revenue growth performance in the quarter positions the Company to achieve our previously provided full year 2016 GAAP and constant currency revenue growth guidance ranges. In addition, we were particularly pleased with our strong earnings per share performance for the quarter, which was primarily due to our continued expansion of gross and operating margins."

Added Smith, "Based on this performance and our outlook for the remainder of the year, we are increasing our full year GAAP earnings per share guidance range from $5.32 to $5.37 to $5.34 to $5.41 and our adjusted diluted earnings per share guidance range from $7.10 to $7.25 to $7.20 to $7.32."

SECOND QUARTER NET REVENUE BY SEGMENT

The following table provides information regarding net revenues in each of the Company's reportable operating segments and all of its other operating segments for the three months ended June 26, 2016 and June 28, 2015 on both a GAAP and constant currency basis. The discussion below the table of the principal factors behind changes in net revenues for the three months ended June 26, 2016 as compared to the prior year period applies to both GAAP revenue and constant currency revenue, although GAAP revenue also was affected by foreign currency exchange rate fluctuations, as indicated in the "Foreign Currency" column of the table.

	Three Months Ended		% Increase/ (Decrease)
	June 26, 2016	June 28, 2015	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Vascular North America	$88.2	$81.2	8.8%	(0.2)%	8.6%
Surgical North America	43.1	40.5	6.8%	(0.3)%	6.5%
Anesthesia North America	49.2	45.6	8.2%	(0.3)%	7.9%
EMEA	131.7	129.1	1.3%	0.7%	2.0%
Asia	63.2	62.1	3.6%	(1.7)%	1.9%
OEM	40.3	37.9	5.9%	0.4%	6.3%
All Other	57.9	55.7	5.4%	(1.4)%	4.0%
Total	$473.6	$452.1	5.0%	(0.2)%	4.8%

Vascular North America second quarter 2016 net revenues were $88.2 million, an increase of 8.6% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2016 net revenues increased 8.8% compared to the prior year period. The increase in revenue was largely due to higher sales volumes of existing products, price increases and an increase in new product sales.

Surgical North America second quarter 2016 net revenues were $43.1 million, an increase of 6.5% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2016 net revenues increased 6.8% compared to the prior year period. The increase in revenue was largely due to an increase in new product sales, higher sales volumes of existing products and price increases.

Anesthesia North America second quarter 2016 net revenues were $49.2 million, an increase of 7.9% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2016 net revenues increased 8.2% compared to the prior year period. The increase in revenue was largely due to higher sales volumes of existing products and an increase in new product sales.

EMEA second quarter 2016 net revenues were $131.7 million, an increase of 2.0% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2016 net revenues increased 1.3% compared to the prior year period. The increase in revenue was largely due to higher sales volumes of existing products and an increase in new product sales, somewhat offset by a decline in the average selling prices of products.

Asia second quarter 2016 net revenues were $63.2 million, an increase of 1.9% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2016 net revenues increased 3.6% compared to the prior year period. The increase in revenue was largely due to higher sales volumes of existing products.

OEM and Development Services (“OEM”) second quarter 2016 net revenues were $40.3 million, an increase of 6.3% compared to the prior year period. Excluding the impact of foreign currency fluctuations, second quarter 2016 net revenues increased 5.9% compared to the prior year period. The increase in revenue was largely due to an increase in new product sales and higher sales volumes of existing products.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing charges for the first six months of 2016 aggregated $64.6 million compared to $60.6 million for the prior year period.

Cash and cash equivalents at June 26, 2016 were $476.5 million compared to $338.4 million at December 31, 2015.

Net accounts receivable at June 26, 2016 were $273.5 million compared to $262.4 million at December 31, 2015.

Net inventories at June 26, 2016 were $338.5 million compared to $330.3 million at December 31, 2015.

2016 OUTLOOK

The Company reaffirmed its estimates that revenues for full year 2016 are expected to increase 3.0% to 4.0% over prior year on a GAAP basis, and 5.0% to 6.0% on a constant currency basis.

The Company increased its full year 2016 GAAP diluted earnings per share from continuing operations guidance from a range of $5.32 to $5.37 to a range of $5.34 to $5.41. This new range represents an increase of 8.8% to 10.2% over 2015. In addition, the Company increased its full year 2016 adjusted diluted earnings per share from continuing operations guidance from a range of $7.10 to $7.25 to a range of $7.20 to $7.32. This new range represents an increase of 13.7% to 15.6% over 2015, which reflects our expectation that foreign currencies will have an approximately neutral impact on adjusted earnings per share.

FORECASTED 2016 CONSTANT CURRENCY REVENUE GROWTH RECONCILIATION

	Low	High

Forecasted 2016 GAAP revenue growth	3.0%	4.0%

Estimated impact of foreign currency fluctuations	2.0%	2.0%

Forecasted 2016 constant currency revenue growth	5.0%	6.0%

FORECASTED 2016 ADJUSTED EARNINGS PER SHARE RECONCILIATION

	Low	High

Diluted earnings per share attributable to common shareholders	$5.34	$5.41

Restructuring, impairment charges and special items, net of tax	$0.83	$0.86

Intangible amortization expense, net of tax	$0.95	$0.97

Amortization of debt discount on convertible notes, net of tax	$0.08	$0.08

Adjusted diluted earnings per share	$7.20	$7.32

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until August 2, 2016 at 11:59pm (ET), by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 47983139.

ADDITIONAL NOTES

References in this release to the impact of foreign currency on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products we have sold for 36 months or less, and "existing products" refers to products we have sold for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures, which include:

Adjusted diluted earnings per share. This measure excludes, depending on the period presented (i) restructuring and other impairment charges; (ii) certain losses and other charges, including charges related to facility consolidations and acquisitions and integration costs, net of the gain on sale of an asset and reversal of charges related to contingent consideration and a litigation verdict against the Company with respect to a non-operating joint venture; (iii) amortization of the debt discount on the Company’s convertible notes; (iv) intangible amortization expense; (v) loss on extinguishment of debt; and (vi) tax benefits resulting primarily from the resolution of audits of prior year returns and tax law changes affecting the Company's deferred tax liability. In addition, the calculation of diluted shares within adjusted earnings per share gives effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company’s senior subordinated convertible notes (under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares).

Constant currency revenue growth. This measure excludes the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management believes that the calculation of non-GAAP diluted shares is useful to investors because it provides insight into the offsetting economic effect of the convertible note hedge against conversions of the convertible notes. Management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with generally accepted accounting principles (“GAAP”) and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling historical adjusted diluted earnings per share to historical GAAP earnings per share are set forth below. Tables reconciling constant currency net revenues to GAAP net revenues and reconciling forecasted non-GAAP measures to the most directly comparable forecasted GAAP measures are set forth above.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS

Dollars in millions, except per share amounts

Quarter Ended – June 26, 2016
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$217.2	$143.0	$15.5	($0.1)	($0.4)	$11.8	$19.3	$8.0	$59.1	$1.25	47,246
Adjustments
Restructuring and other impairment charges	—	—	—	(0.1)	—	—	—	0.1	(0.2)	—	—
Losses and other charges, net (A)	4.0	1.2	0.0	—	(0.4)	—	—	1.9	2.9	$0.07	—
Amortization of debt discount on convertible notes	—	—	—	—	—	1.4	—	0.5	0.9	$0.02	—
Intangible amortization expense	—	15.9	0.1	—	—	—	—	4.3	11.8	$0.25	—
Loss on extinguishment of debt, net	—	—	—	—	—	—	19.3	7.0	12.2	$0.26	—
Tax adjustment (B)	—	—	—	—	—	—	—	0.5	(0.5)	($0.01)	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	—	$0.07	(1,675)
Adjusted basis	$213.2	$125.9	$15.3	—	—	$10.3	—	$22.4	$86.2	$1.89	45,571
Quarter Ended – June 28, 2015
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$218.8	$142.2	$13.4	$0.6	—	$16.1	$10.5	$5.3	$44.8	$0.93	48,081
Adjustments
Restructuring and other impairment charges	—	—	—	0.6	—	—	—	0.2	0.4	$0.01	—
Losses and other charges, net (A)	3.1	(3.4)	—	—	—	—	—	0.6	(0.9)	($0.03)	—
Amortization of debt discount on convertible notes	—	—	—	—	—	3.3	—	1.2	2.1	$0.04	—
Intangible amortization expense	—	15.1	—	—	—	—	—	4.1	10.9	$0.23	—
Loss on extinguishment of debt, net	—	—	—	—	—	—	10.5	3.8	6.6	$0.14	—
Tax adjustment (B)	—	—	—	—	—	—	—	0.3	(0.3)	($0.01)	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	—	$0.10	(3,366)
Adjusted basis	$215.7	$130.6	$13.4	—	—	$12.8	—	$15.5	$63.5	$1.42	44,715

(A) In 2016, losses and other charges, net related primarily to facility consolidations. In 2015, adjustments to losses and other charges, net resulted in a small decrease in adjusted net income and diluted earnings per share because the GAAP financial statements included reversals of charges related to contingent consideration liabilities and a litigation verdict against the Company with respect to a non-operating joint venture; the sum of these reversals exceeded the sum of acquisition and integration costs, and charges related to facility consolidations.

(B) The tax adjustment represents a net benefit resulting primarily from (1) the resolution of audits of prior year returns and (2) tax law changes affecting our deferred tax liability.

(C) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company's convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS

Dollars in millions, except per share amounts

Year-to-date Ended – June 26, 2016
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$416.9	$279.3	$27.8	$9.8	($1.4)	$25.5	$19.3	$10.6	$110.1	$2.29	48,014
Adjustments
Restructuring and other impairment charges	—	—	—	9.8	—	—	—	2.4	7.4	$0.15	—
Losses and other charges, net (A)	6.6	1.8	0.0	—	(1.4)	—	—	2.8	4.4	$0.08	—
Amortization of debt discount on convertible notes	—	—	—	—	—	4.9	—	1.8	3.1	$0.06	—
Intangible amortization expense	—	31.2	0.2	—	—	—	—	8.4	23.0	$0.48	—
Loss on extinguishment of debt, net	—	—	—	—	—	—	19.3	7.0	12.2	$0.25	—
Tax adjustment (B)	—	—	—	—	—	—	—	5.5	(5.5)	($0.11)	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	—	$0.19	(2,648)
Adjusted basis	$410.3	$246.3	$27.6	—	—	$20.6	—	$38.5	$154.7	$3.41	45,366
Year-to-date Ended – June 28, 2015
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$425.6	$281.9	$26.3	$5.0	—	$33.1	$10.5	$14.6	$83.8	$1.76	47,688
Adjustments
Restructuring and other impairment charges	—	—	—	5.0	—	—	—	1.8	3.2	$0.07	—
Losses and other charges, net (A)	5.2	(2.5)	—	—	—	—	—	1.4	1.3	$0.02	—
Amortization of debt discount on convertible notes	—	—	—	—	—	6.5	—	2.4	4.1	$0.09	—
Intangible amortization expense	—	29.8	—	—	—	—	—	7.9	21.9	$0.46	—
Loss on extinguishment of debt, net	—	—	—	—	—	—	10.5	3.8	6.6	$0.14	—
Tax adjustment (B)	—	—	—	—	—	—	—	0.2	(0.2)	$0.00	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	—	$0.19	(3,211)
Adjusted basis	$420.4	$254.6	$26.3	—	—	$26.6	—	$32.1	$120.8	$2.72	44,477

(A) In 2016, losses and other charges, net related primarily to facility consolidations. In 2015, losses and other charges, net related primarily to acquisition and integration costs, and charges related to facility consolidations, somewhat offset by reversals of charges related to contingent consideration liabilities and a litigation verdict against the Company with respect to a non-operating joint venture.

(B) The tax adjustment represents a net benefit resulting primarily from (1) the resolution of audits of prior year returns and (2) tax law changes affecting our deferred tax liability.

(C) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company's convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular and interventional access, surgical, anesthesia, cardiac care, urology, emergency medicine and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch® and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2016 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions, including as a result of difficulties with various employees, labor representatives or regulators; the loss of skilled employees in connection with such initiatives; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions, including fluctuations in foreign currency exchange rates and the impact of the United Kingdom's vote to leave the European Union; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015.

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
	(Dollars and shares in thousands, except per share)
Net revenues	$473,553	$452,045	$898,446	$881,475
Cost of goods sold	217,154	218,808	416,900	425,601
Gross profit	256,399	233,237	481,546	455,874
Selling, general and administrative expenses	142,983	142,228	279,331	281,925
Research and development expenses	15,472	13,443	27,825	26,327
Restructuring charges	(119)	580	9,849	5,028
Gain on sale of assets	(378)	—	(1,397)	—
Income from continuing operations before interest and taxes	98,441	76,986	165,938	142,594
Interest expense	11,907	16,207	25,691	33,379
Interest income	(129)	(154)	(209)	(323)
Loss on extinguishment of debt	19,261	10,454	19,261	10,454
Income from continuing operations before taxes	67,402	50,479	121,195	99,084
Taxes on income from continuing operations	8,007	5,280	10,620	14,612
Income from continuing operations	59,395	45,199	110,575	84,472
Operating income (loss) from discontinued operations	6	(145)	(376)	(644)
(Benefit) taxes on loss from discontinued operations	(187)	45	(257)	249
Income (loss) from discontinued operations	193	(190)	(119)	(893)
Net income	59,588	45,009	110,456	83,579
Less: Income from continuing operations attributable to noncontrolling interest	285	446	464	664
Net income attributable to common shareholders	$59,303	$44,563	$109,992	$82,915
Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$1.36	$1.08	$2.58	$2.02
Income (loss) from discontinued operations	—	(0.01)	—	(0.02)
Net income	$1.36	$1.07	$2.58	$2.00
Diluted:
Income from continuing operations	$1.25	$0.93	$2.29	$1.76
Income (loss) from discontinued operations	0.01	—	—	(0.02)
Net income	$1.26	$0.93	$2.29	$1.74
Dividends per share	$0.34	$0.34	$0.68	$0.68
Weighted average common shares outstanding
Basic	43,549	41,560	42,598	41,514
Diluted	47,246	48,081	48,014	47,688
Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$59,110	$44,753	$110,111	$83,808
Income (loss) from discontinued operations, net of tax	193	(190)	(119)	(893)
Net income	$59,303	$44,563	$109,992	$82,915

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 26, 2016	December 31, 2015
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$476,490	$338,366
Accounts receivable, net	273,530	262,416
Inventories, net	338,465	330,275
Prepaid expenses and other current assets	35,841	34,915
Prepaid taxes	30,369	30,895
Assets held for sale	7,026	6,972
Total current assets	1,161,721	1,003,839
Property, plant and equipment, net	314,665	316,123
Goodwill	1,301,348	1,295,852
Intangible assets, net	1,175,098	1,199,975
Investments in affiliates	244	152
Deferred tax assets	1,985	2,341
Other assets	45,146	53,492
Total assets	$4,000,207	$3,871,774
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$173,952	$417,350
Accounts payable	72,787	66,305
Accrued expenses	63,396	64,017
Current portion of contingent consideration	7,453	7,291
Payroll and benefit-related liabilities	71,059	84,658
Accrued interest	5,688	7,480
Income taxes payable	12,957	8,059
Other current liabilities	16,512	8,960
Total current liabilities	423,804	664,120
Long-term borrowings	907,930	641,850
Deferred tax liabilities	317,327	315,983
Pension and postretirement benefit liabilities	143,992	149,441
Noncurrent liability for uncertain tax positions	26,415	40,400
Other liabilities	59,171	48,887
Total liabilities	1,878,639	1,860,681
Commitments and contingencies
Total common shareholders' equity	2,119,350	2,009,272
Noncontrolling interest	2,218	1,821
Total equity	2,121,568	2,011,093
Total liabilities and equity	$4,000,207	$3,871,774

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 26, 2016	June 28, 2015
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$110,456	$83,579
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	119	893
Depreciation expense	26,609	22,385
Amortization expense of intangible assets	31,397	29,826
Amortization expense of deferred financing costs and debt discount	6,554	8,421
Loss on extinguishment of debt	19,261	10,454
Gain on sale of assets	(1,397)	—
Changes in contingent consideration	1,242	(2,293)
Stock-based compensation	7,949	7,126
Deferred income taxes, net	(1,292)	625
Other	(1,970)	(6,301)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(10,237)	(17,984)
Inventories	(3,284)	(16,895)
Prepaid expenses and other current assets	238	921
Accounts payable and accrued expenses	(3,500)	(2,966)
Income taxes receivable and payable, net	(657)	(8,203)
Net cash provided by operating activities from continuing operations	181,488	109,588
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(19,535)	(31,321)
Proceeds from sale of assets	3,985	—
Payments for businesses and intangibles acquired, net of cash acquired	(3,117)	(37,559)
Investment in affiliates	—	—
Net cash used in investing activities from continuing operations	(18,667)	(68,880)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	665,000	288,100
Reduction in borrowings	(656,479)	(250,981)
Debt extinguishment, issuance and amendment fees	(8,182)	(8,746)
Net proceeds from share based compensation plans and the related tax impacts	6,593	4,843
Payments to noncontrolling interest shareholders	—	(832)
Payments for contingent consideration	(133)	(3,989)
Dividends paid	(28,998)	(28,234)
Net cash (used in) provided by financing activities from continuing operations	(22,199)	161
Cash flows from discontinued operations:
Net cash used in operating activities	(1,183)	(1,363)
Net cash used in discontinued operations	(1,183)	(1,363)
Effect of exchange rate changes on cash and cash equivalents	(1,315)	(17,732)
Net increase in cash and cash equivalents	138,124	21,774
Cash and cash equivalents at the beginning of the period	338,366	303,236
Cash and cash equivalents at the end of the period	$476,490	$325,010

Non cash financing activities of continuing operations:
Settlement and exchange of convertible notes with common or treasury stock	$35,197	$38
Acquisition of treasury stock associated with settlement and exchange of convertible note hedge and warrant agreements	$85,895	$71